United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2007

Langer, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12991 (Commission File Number)	11-2239561 (IRS Employer Identification Number)

450 Commack Road, Deer Park, New York (Address of principal executive offices)	11729-4510 (Zip Code)

Registrant’s telephone number, including area code: 631-667-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement.

On July 26, 2007, the Company entered into a new employment agreement with Ms. Kathleen P. Bloch, pursuant to which she will serve as the new Chief Financial Officer of the Company.  The terms of the agreement are summarized in Item 5.02(c). Such summary is qualified in its entirety by reference to the agreement which is filed as an exhibit to this report.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(i) On July 26, 2007, Ms. Kathleen P. Bloch was elected to become the Chief Financial Officer of the Company, effective on September 4, 2007. She will also serve as a Vice President and the Secretary of the Company.

(ii) Ms. Bloch, age 52, has been employed by The Silverman Group, of Short Hills, New Jersey, from January 2007 until she joins the Company. For 10 years prior thereto, she was employed by Silver Line Building Products Corporation, a leading, privately held manufacturer of vinyl windows. She served as Chief Financial Officer from 1999 until 2006, when the company was acquired by Andersen Corporation, a leading manufacturer of windows. Ms. Bloch receive a Master of Business Administration in 1990 from LaSalle University, Philadelphia, Pennsylvania, and a Bachelor of Science in Accounting in 1978.

(iii) Ms. Bloch is employed by the Company pursuant to a written employment agreement for a 3-year term, subject to termination without cause at the discretion of either party (subject to a right to severance pay of 6 months’ base compensation if terminated by the Company without cause), and will receive base compensation at the rate of $250,000 per year, and will be eligible for discretionary bonuses as determined by the Compensation Committee of the Board of Directors from time to time. When her employment commences with the Company on September 4, 2007, Ms. Bloch will receive a restricted stock award of 75,000 shares of common stock under the Company’s 2007 Stock Incentive Plan, which will vest in full upon the later to occur of (i) the Company's achievement of trailing 12-month EBITDA of $25,000,000, and (ii) the Company's common stock having a closing price of $15.00 for five trading days in any period of 10 consecutive trading days. The award would expire if it has not vested within 10 years, or if Ms. Bloch is no longer an employee of the Company. "EBITDA" is defined in the employment agreement and the related restricted stock award agreement to mean earnings (excluding non-recurring events in the discretion of the Board of Directors) before interest, taxes, depreciation and amortization in any four consecutive calendar quarters, as reflected in the Company's Quarterly Reports on Form 10-Q or Annual Report on Form 10-K, as applicable, commencing with the quarter beginning October 1, 2007. In the event of a divestiture of a business unit of the Company, EBITDA for any such period of four quarters that includes the date of the divestiture shall be the greater of (i) the actual EBITDA for the relevant four quarters, and (ii) the sum of (A) the actual EBITDA through the date of divestiture and (B) the actual EBITDA from the date of divestiture less EBITDA attributable to the divested portion of the business plus an amount equal to 20% of the purchase price paid to the Company in the divestiture.

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Item 9.01 Exhibits.

Exhibit 10.1 Form of Employment Agreement dated as of July 27, 2007, between the Company and Kathleen P. Bloch.+

Exhibit 99.1 Press release announcing appointment of Kathleen P. Bloch as chief financial officer of the Company.

+	This exhibit represents a management contract or compensation plan.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: July 27, 2007	Langer, Inc.

	By:	/s/ W. Gray Hudkins
W. Gray Hudkins, President and
Chief Executive Officer

Exhibit Index

Exhibit 10.1 Form of Employment Agreement dated as of July 27, 2007, between the Company and Kathleen P. Bloch.+

Exhibit 99.1 Press release announcing appointment of Kathleen P. Bloch as chief financial officer of the Company.

+ This exhibit represents a management contract or compensation plan.